Exhibit 5

[R. O’Neal Chadwick, Jr. Cleco Letterhead]

May 6, 2005

Cleco Corporation
2030 Donahue Ferry Road
Pineville, Louisiana 71360-5226

Ladies and Gentlemen:

     In my capacity as Senior Vice President and General Counsel of Cleco Corporation, a Louisiana corporation (the “Company”), I have been requested to furnish to you an opinion regarding the Registration Statement on Form S-8 (the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to up to 1,600,000 shares (the “Shares”) of common stock of the Company, par value $1.00 per share, that may be issued from time to time pursuant to the terms of the Cleco Corporation 2000 Long-Term Incentive Compensation Plan, as amended as of the date hereof (the “LTIP”). In this opinion, which is being furnished for filing as Exhibit 5 to the Registration Statement, certain legal matters in connection with the Shares are being passed upon for the Company by me.

     As Senior Vice President and General Counsel of the Company and in connection with the Registration Statement referred to above, I have examined and reviewed, directly, indirectly through my staff or otherwise to my satisfaction, the LTIP, the Company’s Articles of Incorporation and Bylaws, each as amended to date, and have examined and reviewed, directly, indirectly through my staff or otherwise to my satisfaction, originals, or photostatic or certified copies, of such records of the Company (including resolutions of the board of directors of the Company and records of the 2005 annual meeting of the shareholders of the Company relating to, among other things, the LTIP and the Shares), certificates of representatives of the Company and of public officials, and such other documents as I deemed relevant for purposes of this opinion. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such documents.

     On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that:

     1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Louisiana.

     2. In the case of Shares originally issued by the Company pursuant to the provisions of the LTIP, and, if applicable, following due authorization of a particular award thereunder by the board of directors of the Company or a duly constituted and authorized

Cleco Corporation	May 6, 2005

committee thereof as provided in and in accordance with the LTIP, the Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company.

     3. Upon issuance and delivery of such Shares from time to time pursuant to the terms of such award for the consideration established pursuant to the terms of the LTIP and otherwise in accordance with the terms and conditions of such award, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the board of directors of the Company or a duly constituted and authorized committee thereof as provided therein, and, in the case of stock options, the exercise price thereof and payment for such Shares as provided therein, such Shares will be validly issued, fully paid and nonassessable.

     I am a member of the Bar of the State of Louisiana, and I express no opinion as to matters that may be governed by the laws of any jurisdiction, other than the State of Louisiana and the federal laws of the United States of America. I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the general rules and regulations of the Commission promulgated thereunder. This opinion speaks as of the date hereof, and I disclaim any obligation to update this opinion.

Very truly yours,

/s/ R. O’Neal Chadwick, Jr.